Exhibit 10.1

June 1, 2017

<Name>

<Job Title>

Re:	Integration Award

Dear <First Name>:

I am very pleased to inform you that you are eligible to earn a special Integration Award in connection with CenturyLink, Inc.’s pending merger (the “Merger”) with Level 3 Communications, Inc. This award is subject to approval by the Human Resources and Compensation Committee of the CenturyLink Board of Directors (the “Compensation Committee”). You are eligible for this award in view of your unique and critical role in leading the planning and implementation of a successful integration.

You are eligible for an award in the total target amount of $######## (the “Integration Award”). One-half of this Integration Award will be a cash award (the “Cash Component”), and one-half of it will be granted to you as an award of restricted shares of CenturyLink common stock (the “PBRS Component”), as follows:

•	The Cash Component (with a target value equal to 50% of the Integration Award) will vest on the consummation of the Merger (the “Closing Date”), although the payout value of the Cash Component could range between 80% and 120% of the target value. Subject to your continuous service through the Closing Date, the actual payout value of the Cash Component will be determined by the Compensation Committee in its sole discretion based on its assessment of your performance with respect to integration activities between June 1, 2017 and the Closing Date, and will be paid to you in cash no later than ten (10) business days following the Closing Date. If CenturyLink declares that the Merger will not be consummated, then the Cash Component will be paid to you at target value no later than ten (10) business days following the date CenturyLink publicly issues such declaration.

•	The PBRS Component (restricted shares of common stock with a grant date value equal to 50% of the Integration Award) will be awarded to you on June 1, 2017 (the “Grant Date”), although the number of shares earned could range between 80% and 120% of the number of shares granted to you. Subject to your continuous service through December 15, 2018 (the “Integration Date,” and, together with the “Closing Date,” the “Vesting Dates”), the actual number of shares vesting on the Integration Date will be determined by the Compensation Committee in its sole discretion based on its assessment, at its regularly-scheduled meeting in November 2018, of your performance with respect to integration activities between the Grant Date and such meeting. The PBRS Component is a Long Term Incentive award granted under, and subject to, the terms and conditions of the CenturyLink 2011 Equity Incentive Plan (the “2011 Plan”) and an award agreement, which you will be required to sign at the time of the grant. Dividends accrue on unvested shares and are paid in arrears, subject to and upon vesting.

As a condition of receiving the Integration Award, you must sign this letter and return it, indicating your agreement to its terms and conditions, including the following:

1.	The Integration Award is subject to applicable taxes, withholdings and deductions.

2.	The Cash Component and PBRS Component of the Integration Award will each vest and be paid as described above. More specifically, the level of payout of each component will be based on the Compensation Committee’s assessment that you (i) have timely and successfully achieved all of your integration-related milestones during the period described above and, as applicable, (ii) are on track for the timely and successful completion of all of your integration-related milestones that are due after the applicable Vesting Date.

<Name>

<Date>

3.	In the event of your death or disability or if CenturyLink terminates your service relationship before the applicable Vesting Date without Cause or you terminate your service relationship for Good Reason (as defined below), you will receive any remaining Integration Award payments due to you (subject to, with respect to the PBRS Component, the terms of the 2011 Plan and the award agreement). The Cash Component will be paid to you no later than the second regularly scheduled pay period following your last day of service, while the PBRS Component will vest on your last day of service at a payout percentage of 100%.

4.	If your service relationship is terminated for Cause, performance or any other reason (except as provided in paragraph 3 above) before the applicable Vesting Date, you will not receive any unvested Integration Award payments.

5.	CenturyLink’s compensation programs, including this Integration Award, are sensitive in nature, and CenturyLink expects you to exercise discretion and good judgment in limiting conversations regarding this award. You may disclose information regarding it to your immediate family; your financial, legal or tax advisors; your supervisor; or your designated Human Resources representative; or as required by law. But we expect that you otherwise will avoid disclosing any information regarding this award.

6.	The Integration Award does not change or alter (i) your status as an at-will employee or (ii) any severance rights you may have under any applicable severance plan or program.

7.	Although both the Cash Component and the PBRS Component provide for a range of payouts based on your individual performance, this Integration Award is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued thereunder.

8.	The Integration Award is intended to comply with the requirements of Section 409A of the Code, and the regulations and guidance issued thereunder (“Section 409A”), to the extent applicable, including any payment delay that may be required if you are a “specified employee” as determined under Section 409A.

As used in this letter, the following terms will have the following meanings:

•	“Cause” shall mean (a) misconduct that would reflect negatively upon CenturyLink or compromise the effective performance of your duties; (b) unlawful conduct that would reflect negatively upon CenturyLink or compromise the effective performance of your duties; (c) conviction of or pleading nolo contendere to (i) any misdemeanor involving dishonesty, fraud, misrepresentation or other act of moral turpitude or (ii) any felony; (d) willful or continued failure to substantially perform your duties; (e) violation of CenturyLink’s corporate ethics and compliance policies, such as its Code of Conduct; or (f) violation of any other applicable CenturyLink policy, all as determined by the Compensation Committee in its sole discretion.

•	“Good Reason” shall mean a termination of your service relationship under the following circumstances: (a) you have delivered a written notice to the Company, objecting to a “Good Reason Event” (as defined below) and resigning from service, within seven (7) calendar days following notification to you of such event, (b) the Company fails to fully correct the circumstances giving rise to your objection to the Good Reason event within 30 days following receipt of your written notice (the “30-day Cure Period”), and (c) as a result, you terminate your service relationship no later than one year following the expiration of the 30-day Cure Period. A “Good Reason Event” shall mean: (i) a reduction of your Total Targeted Compensation (Base Salary plus target short term incentive) of more than 10% of your current Total Targeted Compensation; (ii) a material reduction of your current job responsibilities; or (iii) a requirement that your primary work location be moved to a location that is greater than sixty miles from your current primary work location.

<Name>

<Date>

We have some challenging and exciting months ahead. We are counting on you to provide leadership in driving a successful integration and motivating your teams. We look forward to the success of the combined company and your continued contributions to the company as we work together through this critical period of integration.

Best Regards,

Glen F. Post, III

I ACCEPT AND AGREE TO THE TERMS OF THE INTEGRATION AWARD AS DESCRIBED ABOVE.

Name (please print):

Signature:

Date:

Please sign and return within 15 days to [                            ].